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               [ACCESS SOLUTIONS INTERNATIONAL, INC. LETTERHEAD]



                                                               January 2, 1997

PaperClip Software, Inc.
Three University Plaza
Hackensack, NJ   07601

Attention: William Weiss, Chief Executive Officer

     Re: Letter of Intent
         ----------------

Ladies and Gentlemen:

     As you know, Access Solutions International, Inc. ("ASI") and representatives of PaperClip Software, Inc. (the "Seller") have been discussing a possible transaction in which ASI or a subsidiary would purchase from the Seller substantially all of the Seller's assets used by the Seller in its business, including, without limitation, the intellectual property rights used by the Seller in its business (the "Seller's Assets"). This Letter of Intent is intended to set forth the principal terms of the transaction which has been discussed by ASI and the Seller. Except as otherwise set forth in Paragraph 9 below, this Letter of Intent is not intended to be a binding agreement between the parties. A binding agreement will be in effect only at the time a definitive purchase agreement is executed by the parties.

     The principal terms of the transaction which have been discussed are as follows:

     1 ASI will purchase the Seller's Assets in a transaction structured as an asset purchase. At the closing, the Seller's Assets will be delivered to ASI free and clear of all liens, charges and encumbrances of any nature whatsoever.

     2 ASI will assume certain liabilities of Seller as stated in the binding agreement, and no other liabilities.

     3 The Purchase Price for Seller's Assets will be approximately $5.79 million, calculated by multiplying the Seller's 7,722,188 issued and outstanding shares of common stock by seventy-five cents ($0.75) per share, subject to adjustment as provided in Paragraph 4 below. The Purchase Price will be paid at the closing by delivery of approximately 1,544,000 shares of ASI's common stock (determined by dividing the Purchase Price by $3.75 per share), plus an equivalent number of ASI Class B Warrants. Each Class B Warrant will entitle the holder to purchase one share of ASI common stock at an exercise price of $6.00 per share. Neither the shares of ASI common stock nor the Class B Warrants

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January 2, 1997
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          will be registered and neither will carry registration rights. In the binding agreement, ASI will agree to use its best efforts file a registration statement to register the Common Stock and Class B Warrants within 90 days of the closing on terms and conditions set forth therein.

     4 The Purchase Price may be increased by a maximum of $322,500 in the event that Seller is unable to cancel, repay or repurchase its issued and outstanding convertible promissory notes prior to the closing. The binding agreement will contain mutually satisfactory arrangements for assumption, cancellation or conversion of Seller's existing warrants and bridge warrants.

     5 The binding agreement will provide that, from and after the closing, ASI will nominate one person designated by Seller to ASI's Board of Directors. Seller will also be able to designate one additional person who will be permitted to attend all meetings of ASI's Board of Directors as an "advisor" or "observer."

     6 In order to fund Seller's operations until the closing, ASI agrees to loan to Seller up to $300,000, $235,000 of which will be loaned within 3 business days on terms and conditions as are customarily available for commercial loans. Such loan will be secured by a first priority security interest in all of Seller's Assets, and will be evidenced by a convertible debenture or promissory note of Seller. Such loan will also be guaranteed by the personal guarantees of William Weiss and Steven Kornfeld for up to fourteen days, until ASI can satisfy itself that there are no other liens or security interests as of the date of this letter in Seller's Assets other than to an Israeli vendor to Seller, which lien ASI may cause to be discharged at any time in ASI's discretion by payment of the outstanding amount owed to such vendor out of the loan proceeds.
          Such convertible debenture or promissory note will be due one year from the date of issue, will bear interest at 12% per annum, payable quarterly, and will permit conversion of all or part of the outstanding principal at any time at ASI's option at a conversion price of twenty-five cents ($0.25) per share of Seller's common stock. If outstanding lien(s) are discovered, Sellers can cure by evidence of waiver or satisfaction.

     7 After execution of this Letter of Intent, ASI's counsel will prepare and the parties will use their best efforts to negotiate the terms and conditions of a mutually acceptable purchase agreement by January 31, 1997, in which ASI will agree to purchase Seller's Assets.

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January 2, 1997
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     8    The obligation of the parties to negotiate the binding agreement and consummate the purchase of Seller's Assets is subject to conditions which will be stated in the binding agreement, which will include, but will not be limited to, the following conditions:

          a) Negotiation and execution of a mutually satisfactory binding agreement, including appropriate representations, warranties, covenants and indemnities by all parties.

          b) That no events shall have occurred that individually or in the aggregate have a material adverse effect on the business or financial condition or prospects of Seller or ASI.

          c) Receipt of all necessary governmental and regulatory approvals and all consents from third parties necessary to consummate the transaction.

          d) In conducting its review and examination of the management, business, technology, intellectual property, markets, environmental compliance, assets, liabilities and financial condition of Seller or ASI, neither party shall become aware of any liability, condition, fact or event which, in such party's discretion, would make the proposed acquisition inadvisable or not in the best interests of such party.

          e) The binding agreement and the final terms of the proposed acquisition shall have been approved by the Board of Directors of ASI and the Board of Directors and stockholders of Seller.

          f) Seller will deliver a so-called "lockup letter", in form and substance satisfactory to ASI and the underwriter of its initial public offering, which letter will, among other things, require Seller to refrain from selling any shares of ASI common stock until such time as will be stated in the letter.

     9 For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller hereby agrees that until January 31, 1997, the Seller will not enter into any agreement or negotiation with any person with respect to the sale or other disposition of any direct or indirect interest in the Seller's Assets or the Seller. In addition, the Seller hereby agrees that until January 31, 1997, it will take no action, directly or

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January 2, 1997
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          indirectly, to solicit indications of interest in, or offers for the sale of any interest in the Seller's Assets or the Seller. ASI and the Seller hereby agree that the provisions of this paragraph 9 are intended to be binding on the parties hereto.

     10   Miscellaneous.

          (a) Access. After the execution of this letter of intent by Seller and pending the preparation of the binding agreement and thereafter until the closing, each party will permit the other party, its lenders and their respective legal, accounting and financial representatives, full access during ordinary business hours to its premises and to such of its management personnel as may be designated by the other party, and to all its applicable accounting, financial and other records, and shall furnish the other party all information with respect to its business and affairs as the other party or such representatives may request from time to time.

          (b) Disclosure. The specific terms of this Letter of Intent shall not be disclosed by any party to any person, except as may be required by law or as may be necessary to receive requisite regulatory or corporate approvals, in which case the parties hereto hereby agree to disclose only those terms which are necessary under the circumstances upon advice of counsel.

          (c) Confidentiality. Without the prior consent of both of the parties, the parties shall not make any statement, or public announcement, or any release to the trade publications or to the press, or make any statement to any competitor, customer, or any other third party, with respect to this transaction, except as either party may reasonably determine to be necessary to comply with the requirements of any law, governmental order or regulation.

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January 2, 1997
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Please acknowledge your agreement with the terms of this Letter of Intent by executing the enclosed copy of this Letter of Intent and returning it to my attention at ASI. In the event this Letter of Intent is not signed by you and returned to ASI prior to 5:00 p.m. on January 3, 1997, this Letter of Intent will be deemed null and void and of no further force or effect.


                                            Very truly yours,

                                            ACCESS SOLUTIONS
                                              INTERNATIONAL, INC.


                                            By: /s/ Robert H. Stone
                                               ---------------------------
                                               Title:  President and CEO

AGREED AND ACCEPTED:

PAPERCLIP SOFTWARE, INC.


By: /s/ William Weiss
   --------------------------
   Title: CEO
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